PUT AND CALL AGREEMENT



                                  by and between



                              DAKA INTERNATIONAL, INC.


                                       and


                       SERVICEMASTER MANAGEMENT SERVICES L.P.





                                 February 8, 1995

                                 TABLE OF CONTENTS


                                                               Page

ARTICLE I -	PUT AND CALL RIGHTS                                     1

Section 1.01	Definitions                                          1
Section 1.02	Grant of Put Right                                   1
Section 1.03.	Grant of Call Right                                 2
Section 1.04.	Consideration                                       3
Section 1.05.	Representations and Warranties of ServiceMaster     5
Section 1.06.	Representations and Warranties of DAKA              5
Section 1.07.	Conditions                                          6
Section 1.08.	Covenants of ServiceMaster                          7
Section 1.09.	Covenants of DAKA                                   7

ARTICLE II -	MISCELLANEOUS                                          8

Section 2.01.	Law Governing                                       8
Section 2.02.	Notices                                             8
Section 2.03.	Prior Agreements Superseded                         9
Section 2.04.	Assignability                                       9
Section 2.05.	Captions and Gender                                 9
Section 2.06.	Execution in Counterparts                          10
Section 2.07.	Amendments; Waivers                                10
Section 2.08.	[Intentionally Omitted]                            10
Section 2.09	Arbitration                                         10

                          PUT AND CALL AGREEMENT

THIS PUT AND CALL AGREEMENT ("Agreement"), dated
February 8, 1995 is entered into by and between ServiceMaster
Management Services L.P., a Delaware limited partnership
("ServiceMaster"), and DAKA International, Inc., a Delaware corporation ("DAKA").

WHEREAS, as of the date hereof, Daka, Inc., a Massachusetts corporation and a wholly-owned subsidiary of DAKA
(the "General Partner"), and ServiceMaster have formed Daka
Restaurants, L.P., a Delaware limited partnership (the
"Partnership"), pursuant to a Limited Partnership Agreement of even date herewith (the "Partnership Agreement"); and

WHEREAS, in connection with the formation of the Partnership and the execution of a certain Business Transfer Agreement of even date herewith (the "Business Transfer Agreement") whereby ServiceMaster agreed to transfer certain assets to the Partnership, ServiceMaster has required that DAKA execute this Agreement whereby ServiceMaster, subject to the terms and conditions hereof, will have the right to require DAKA to purchase ServiceMaster's interest in the Partnership (the "Limited Partnership Interest") and DAKA has required that ServiceMaster execute this Agreement whereby DAKA, subject to the terms and conditions hereof will have the right to require ServiceMaster to sell its interest in the Partnership to DAKA.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants set forth below, the parties hereby agree as follows:


                             ARTICLE I

                        PUT AND CALL RIGHTS

Section 1.01	Definitions.	Unless otherwise provided
herein, all capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed thereto in the Partnership Agreement.

Section 1.02	Grant of Put Right.

(a)	From and after the Closing Date to and
including the date which is the   tenth (10th) anniversary of
the Closing Date, ServiceMaster shall have the right (the "Put Right") to require DAKA to purchase all, but not less than all, of the Limited Partnership Interest then held by ServiceMaster upon the terms and conditions set forth herein:

(i)	The Put Right shall be exercised pursuant to a
written notice (the "Put Notice") delivered to DAKA and the General Partner by ServiceMaster stating that ServiceMaster is exercising its right to put all, but not less than all, of its Limited Partnership Interest to DAKA; the date of the Put Notice is referred to herein as the "Put Exercise Date;"

(ii)	ServiceMaster shall not have the right, with
respect to any Limited Partnership Interest put to DAKA, to receive any distribution paid on or after the Put Exercise Date until the date on which the Put Right is consummated;

(iii)	The Put Right may not be assigned to any
party by ServiceMaster except a party controlling, controlled by or under common control with ServiceMaster without the express written consent to such assignment by DAKA; provided that ServiceMaster may, without the consent of DAKA, assign the Put
Right as part of the sale of all or substantially all the assets or equity of the business unit which holds the Put Right, so long as such unit holds significant assets other than the Limited Partnership Interest;

(iv)	 The closing of the Put Right shall take
place five (5) business days after all of the conditions to DAKA's obligation to purchase from ServiceMaster its Limited Partnership Interest set forth in Section 1.07 have been satisfied or waived in writing or on such other date as may be mutually agreed by the parties (the "Put Consummation Date").

Section 1.03.	Grant of Call Right.

(a)	From and after the date which is the fifth
(5th) anniversary of the Closing Date to and including the date which is the tenth (10th) anniversary of the Closing Date, DAKA shall have the right (the "Call Right") to require ServiceMaster to sell all, but not less than all, of the Limited Partnership Interest then held by ServiceMaster to DAKA upon the terms and conditions set forth herein:

(i)	The Call Right shall be exercised pursuant to
a written notice (the "Call Notice") delivered to ServiceMaster by DAKA stating that DAKA is exercising its right to call all, but not less than all, of ServiceMaster's Limited Partnership Interest; the date of the Call Notice is referred to herein as the "Call Exercise Date;"

(ii)	ServiceMaster shall not have the right, with
respect to the Limited Partnership Interest called by DAKA, to receive any distribution paid on or after the Call Exercise Date until the date on which the Call Right is consummated;

(iii)	The Call Right may not be assigned to any
party by DAKA except a party controlling, controlled by or under common control with DAKA without the express written consent to such assignment by ServiceMaster; provided that DAKA may, without the consent of ServiceMaster, assign the Call Right to any successor to substantially all of its business by merger, consolidation or otherwise, who agrees to be bound hereby, or as part of the sale of all or substantially all the assets or equity of Daka, Inc. or a division or business unit which engages in the food service business. Notwithstanding the foregoing, DAKA shall be permitted to grant a security interest in or collaterally assign the Call Right and its interest in this Agreement in favor of The Chase Manhattan Bank, N.A., pursuant to that certain Amended and Restated Credit Agreement dated as of April 29, 1994, as amended, or any other agreement or instrument relating to indebtedness refinancing, refunding or otherwise replacing any indebtedness thereunder.

(iv)	 The closing of the Call Right shall take
place five (5) business days after all of the conditions to DAKA's obligation to purchase from ServiceMaster its Limited Partnership Interest set forth in Section 1.07 have been satisfied or waived in writing or on such other date as may be mutually agreed by the parties (the "Call Consummation Date").

Section 1.04.	Consideration

(a)	If the Put Right is exercised, subject to the
conditions set forth in Section 1.07 hereof, the consideration to be paid to ServiceMaster in exchange for all of the Limited Partnership Interest held by ServiceMaster shall be equal to 100% of the Base Price (as defined below) and shall be payable by DAKA as provided in Section 1.04(c).

(b)	If the Call Right is exercised, subject to the
conditions set forth in Section 1.07 hereof, the consideration to be paid to ServiceMaster in exchange for all of the Limited Partnership Interest held by ServiceMaster shall be equal to 120% of the Base Price and shall be payable by DAKA as provided in Section 1.04(c).

(c)	The consideration payable by DAKA set forth in
Section 1.04(a), if the Put Right is exercised, or in Section 1.04(b), if the Call Right is exercised, shall be paid in cash; provided, however, that if the total amount of the consideration to be paid by DAKA exceeds $3,000,000, then DAKA shall have the right to pay any portion of such consideration in excess of $3,000,000 by delivering to ServiceMaster on the Applicable Consummation Date (as defined below) a promissory note of DAKA in an equal principal amount due and payable in full six months after the Applicable Consummation Date (the "Maturity Date"), which note shall bear interest until the Maturity Date at an annual rate equal to the Prime Rate (as defined below) from time to time in effect, and, if any portion of principal remains unpaid after the Maturity Date, at an annual rate equal to the Applicable Interest Percentage (as defined below) from time to time in effect. Such promissory note shall be in form and substance reasonably acceptable to ServiceMaster.

(d)	"Applicable Consummation Date" shall mean, as
the context requires, the Put Consummation Date in the case of exercise by ServiceMaster of the Put Right or the Call
Consummation Date in the case of exercise by DAKA of the Call
Right.

(e)	"Applicable Exercise Date" shall mean, as the
context requires, the Put Exercise Date in the case of exercise by ServiceMaster of the Put Right or the Call Exercise Date in the case of exercise by DAKA of the Call Right.

(f)	"Applicable Interest Percentage" shall mean the
Prime Rate plus 400 basis points.

(g)	The "Base Price" at the Determination Time (as defined below)
shall be equal to:

the sum of (i) $2.6 million, plus (ii) all Additional Capital Contributions made by ServiceMaster pursuant to Section 6.05 of the Partnership Agreement at or prior to the Determination Time;
plus (iii) all items of income and gain allocated to ServiceMaster's capital account as maintained in accordance with Article III of the Partnership Agreement up to the Determination Time; plus (iv) the amount by which the charges to ServiceMaster's capital account to and including the Determination Time shall exceed the amount that would have been charged to that account if all of the Accounts Receivable
(as defined in the Business Transfer Agreement) transferred to the Partnership by ServiceMaster pursuant to the Business Transfer Agreement had been collected in full and if no reserve had been established by the Partnership with respect to any of those Accounts Receivable;
plus (v) any amount which shall have been charged to ServiceMaster;s capital account which would not have been so charged if the guarantees and security interests permitted by clause (vii) of Section 6.01(a) of the Partnership Agreement had never been granted;

                                 minus

the sum of (i) all items of loss and deduction allocated to ServiceMaster's capital account as maintained in accordance with Article III of the Partnership Agreement up to the Determination Time; plus all distributions made by the Partnership to ServiceMaster pursuant to Article V of the Partnership Agreement to and including the Determination Time.

The Base Price shall be determined as of the end of the calendar month closest (whether preceding or following) the Applicable Exercise Date
(the "Determination Time"), provided, however, that if any indebtedness guaranteed by or secured by assets of the Partnership as permitted by clause (vii) of Section 6.01(a) of the Partnership Agreement ("Subject Debt") is accelerated, then DAKA shall give notice to ServiceMaster of such acceleration (a "Subject Debt Acceleration") and if ServiceMaster exercises the Put Right or DAKA exercises the Call Right within 30 days after the date of the Subject Debt Acceleration, ServiceMaster shall have the right, exercisable within 10 days after the Applicable Exercise Date, to elect to have the Base Price determined as of the end of the last calendar month occurring prior to the Subject Debt Acceleration
(in which case the Base Price shall be reduced by the amount of all distributions which ServiceMaster shall have received from the Partnership after that month end).

(h)	"Prime Rate" shall mean the lower of (i) the rate of interest reported in The Wall Street Journal (Eastern Edition) as the
"Prime Rate" in its general guide to money rates and described as the base rate on corporate loans at large U.S. money center commercial banks on the relevant date or (ii) the highest rate permitted by applicable law.

Section 1.05.	Representations and Warranties of
ServiceMaster.   ServiceMaster hereby represents and warrants to
DAKA as of the Closing Date, as of the Applicable Exercise Date and as of the Applicable Consummation Date as follows:

(a)	ServiceMaster owns beneficially and of record
all of its Limited Partnership Interest free and clear of any and all liens, claims, options, charges, encumbrances, rights or restrictions of any nature other than those arising under the terms of the applicable partnership agreement or the conduct of the Partnership's business (herein "Claims"). Upon delivery to DAKA of instruments of transfer and of any certificates representing ServiceMaster's Limited Partnership Interest duly endorsed in blank for transfer or with powers attached duly executed in blank, against delivery of the consideration therefor as provided herein, good and marketable title thereto shall be transferred to DAKA, free and clear of any and all Claims.

(b)	ServiceMaster has full power and authority to
enter into this Agreement and to carry out the transactions contemplated hereby and thereby. This Agreement and each agreement, document and instrument to be executed and delivered by ServiceMaster pursuant to or as contemplated by this Agreement constitute, or when executed and delivered by ServiceMaster will constitute, valid and binding obligations of ServiceMaster enforceable in accordance with their respective terms.

Section 1.06.	Representations and Warranties of
DAKA.   DAKA hereby represents and warrants to DAKA as of the
Closing Date, as of the Applicable Exercise Date and as of the Applicable Consummation Date as follows:

(a)	DAKA has full power and authority to enter into
this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of DAKA pursuant to or as contemplated by this Agreement and to carry out the transactions contemplated hereby and thereby. This Agreement and each agreement, document and instrument to be executed and delivered by DAKA pursuant to or as contemplated by this Agreement constitute, or when executed and delivered by DAKA will constitute, valid and binding obligations of DAKA enforceable in accordance with their respective terms. The execution, delivery and performance by DAKA of this Agreement and each such agreement, document and instrument:

(i)	do not and will not violate the certificate of
incorporation or by-laws of DAKA or any laws, rules or regulations of the United States or any state or other jurisdiction applicable to DAKA; and

(ii)	do not and will not result in a breach of,
constitute a default under, accelerate any obligation under or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which DAKA is a party or by which the property of DAKA is bound or affected.

Section 1.07.	Conditions.

(a)	Any provision set forth herein to the contrary
notwithstanding, the parties hereby acknowledge and agree that DAKA shall have no obligation to purchase from ServiceMaster its Limited Partnership Interest and ServiceMaster shall have no obligation to sell to DAKA (i.e. the Applicable Consummation Date shall not occur) until the following conditions have been satisfied or waived in writing:

(i)	DAKA, ServiceMaster and the Partnership have
made all filings required by the Hart-Scott-Rodino Anti-Trust
Improvement Act of 1976, as amended (the "HSR Act") and all applicable time limitations under the HSR Act shall have expired or have been earlier terminated.

(ii)	No injunction shall have been issued by any
court enjoining or prohibiting the complete consummation of the Put Right or the Call Right, as the case may be.

(b)	If the conditions set forth in Section 1.07(a)
above cannot be satisfied within 180 days after the Applicable
Exercise Date, then either party, shall have the right to (i) rescind the exercise of the Put Right or the Call Right, as the case may be, and thereafter (A) ServiceMaster shall have all rights with respect to the Partnership which ServiceMaster had immediately prior to such exercise as if the Put or Call had never been exercised (including the right to its proportionate share of all distributions and allocations prior to such rescission regardless of the provisions of Sections
1.02(a)(ii) or 1.03(a)(ii) hereof) and (B) ServiceMaster and DAKA, as applicable, shall have the right to exercise the Put
Right or the Call Right, as applicable, again in accordance with
Section 1.02 and 1.03, respectively or (ii) after February 10,
2000, elect to cause the Partnership to liquidate in accordance with Article IX of the Partnership Agreement. In addition to any other rights ServiceMaster may have, in the event DAKA shall for any reason not pay the full amount owed to ServiceMaster by reason of the exercise of the Put Right or the Call Right on or before the 45th day after the Applicable Consummation Date, then (i) ServiceMaster shall have the right to rescind such exercise with the effect specified in the preceding sentence;
(ii) in the case of an exercise of the Call Right, DAKA shall not have the right to exercise the Call Right again for a period of six (6) months from such Call Consummation Date, unless such Call Consummation Date occurred twelve (12) months or less before the last day on which the Call Right can be is exercised pursuant to Section 1.02(a), in which case this clause (ii) shall be inoperative and (iii) on or after February 10, 2000. ServiceMaster shall have the right to elect to cause the Partnership to liquidate.

Section 1.08.	Covenants of ServiceMaster.
ServiceMaster hereby covenants and agrees with DAKA as follows:

(a)	ServiceMaster shall execute such documents as
DAKA or the General Partner may reasonably require in connection with the consummation of the Put Right or the Call Right provided ServiceMaster shall not be required to assume any liability or obligation not required by this Agreement.

(b)	If the Put Right or the Call Right is
exercised, ServiceMaster shall use its best efforts to cause all conditions set forth in Section 1.07 to be satisfied. ServiceMaster shall provide to DAKA any and all information and all such other assistance as DAKA may reasonably request necessary for DAKA, the General Partner and the Partnership to comply with any and all notice, reporting or filing requirements under the HSR Act in connection with the exercise of the Put
Right or the Call Right, as the case may be.   If required under
the HSR Act, ServiceMaster will file complete and accurate notification and report forms pursuant to the HSR Act in connection with the consummation of the Put Right or the Call Right as soon as practicable after DAKA's request and shall file on a timely basis such additional information and documentary materials as may be requested pursuant to the HSR Act. ServiceMaster shall promptly inform DAKA of any inquiries or communications from or to any governmental agency with respect to the HSR Act and provide copies of any written communications received from any such agency.

(c)	If DAKA elects in accordance with Section
1.07(b)(ii) hereof to cause the Partnership to liquidate, ServiceMaster shall consent to such liquidation pursuant to
Section 9.01(a)(ii) of the Partnership Agreement.

(d)	Except as expressly provided in this Agreement,
ServiceMaster shall not be required to assume any obligations or liabilities or make any payments.

(e)	ServiceMaster shall keep all information provided by DAKA
pursuant to Section 1.09(d) confidential and will not publish, use, disclose or make available to any person, firm, partnership, association corporation or other entity, other than ServiceMaster's attorney's accountants and financial advisors as reasonably necessary to advise ServiceMaster on legal, accounting, tax matters relating to ServiceMaster's Put Right hereunder except for such information as comes into the public domain through any means other than by the action of ServiceMaster or as required by law.

Section 1.09.	Covenants of DAKA.  DAKA  hereby
agrees and covenants with ServiceMaster as follows:

(a) If the Put Right or the Call Right is
exercised, DAKA shall use its best efforts to cause all conditions set forth in Section 1.07 to be satisfied, to comply with all applicable laws and regulations in connection with the consummation of the Put Right or the Call Right, and to obtain or cause to be obtained prior to the Closing Date all necessary consents and approvals, including without limitation under the HSR Act, as promptly as practicable after the Applicable Exercise Date and will request early termination of the waiting
period under the HSR Act.   As soon as practicable after the Put
Exercise Date, DAKA will file and, if necessary, will cause the Partnership to file complete and accurate notification and report forms pursuant to the HSR Act in connection with the consummation of the Put Right. DAKA will file and, if necessary, will cause the Partnership to file complete and accurate notification and report forms pursuant to the HSR Act in connection with the consummation of the Call Right in advance of the Call Exercise Date and will use its best efforts to obtain clearance under the HSR Act not later than five (5) business days after the Call Exercise Date. DAKA shall promptly inform ServiceMaster of any inquiries or communications from or to any governmental agency with respect to the HSR Act and provide copies of any written communications received from any such agency.

(b)	If ServiceMaster elects in accordance with
Section 1.07(b)(ii) hereof to cause the Partnership to liquidate, DAKA shall consent to such liquidation pursuant to
Section 9.01(a)(ii) of the Partnership Agreement.

(c)	If ServiceMaster exercises the Put Right or
DAKA exercises the Call Right, DAKA agrees to indemnify and hold ServiceMaster harmless from and against any liability to the Partnership for the return to the Partnership of any part of capital contributed by ServiceMaster to the Partnership as a result of the Partnership's insolvency, provided, however, that DAKA's obligation to so indemnify ServiceMaster shall be limited to the aggregate amount of distributions that ServiceMaster would have received after the Applicable Exercise Date but for the operation of Section 1.02(a)(ii) or Section 1.03(a)(ii) hereof.

(d)	DAKA will provide to ServiceMaster such reasonable
information as ServiceMaster may reasonably request from time to time concerning DAKA's complicance with the covenants of the Subject Debt, unless prohibited by the terms of the Subject
Debt; provided that DAKA will not be required by this Section 1.09(d) to test covenant compliance or provide covenant compliance information more frequently than required by the Subject Debt.

                          ARTICLE II

                         MISCELLANEOUS

Section 2.01.	Law Governing.  This Agreement
shall be construed under and governed by the internal laws, and not the law of conflicts, of the State of Delaware.

Section 2.02.	Notices.  Any notice, request, demand
or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given (i) if delivered or sent by registered or certified mail upon the sooner of the expiration of three days after deposit in United States post office facilities properly addressed with postage prepaid or acknowledgment of receipt, (ii) if sent by reputable overnight courier service upon the sooner of the second business day after delivery to the courier or acknowledgement of receipt or (iii) if hand delivered in person upon acknowledgement of receipt, as follows:


         To ServiceMaster:	ServiceMaster Management
                           Services L.P.
                           One ServiceMaster Way
                           Downers Grove, IL 60515
                           Attn.:  Brian D. Oxley


         with a copy to:	  Kirkland & Ellis
                           200 East Randolph Drive
                           Chicago, IL  60601
                           Attn:  Robert H. Kinderman, Esq.


         To DAKA:		        DAKA International, Inc.
                           One Corporate Place
                           55 Ferncroft Road
                           Danvers, MA 01923-4001
                           Attn.:  Charles W. Redepenning, Jr.,
                           Senior Vice President and General Counsel


         with a copy to:	  Goodwin, Procter & Hoar
                           Exchange Place
                           Boston, MA  02109-2881
                           Attn:  Ettore Santucci, P.C.


or to such other address of which any party may notify the other parties as provided above.

Section 2.03.	Prior Agreements Superseded.  This
Agreement supersedes all prior understandings and agreements among the parties relating to the subject matter hereof.

Section 2.04.	Assignability.  This Agreement shall
not be assignable by either party without the prior written consent of the other party, except as provided in Section 1.02 or 1.03. This Agreement shall be binding upon and enforceable by, and shall insure to the benefit of, the parties hereto and their respective successors and permitted assigns, and no others. Notwithstanding the foregoing, nothing in this Agreement is intended to give any person not named herein the benefit of any legal or equitable right, remedy or claim under this Agreement, except as expressly provided herein.

Section 2.05.	Captions and Gender.  The Captions in
this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter pronoun, as the context may require.

Section 2.06.	Execution in Counterparts.  For the
convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

Every page of this Agreement in the form delivered by DAKA to ServiceMaster has been initialed by Michael A. Woodhouse, Senior Vice President and Chief Financial Officer of DAKA. Every page of this Agreement in the form delivered by ServiceMaster to DAKA has been initialed by Alan D. Sutherland, Senior Vice President and Chief Financial Officer of ServiceMaster.

Section 2.07.	Amendments; Waivers.  This Agreement
may not be amended or modified except by a writing duly and validly executed by each of DAKA and ServiceMaster. Any party hereto may waive any covenant or condition intended for its benefit in its discretion, but delay on the party of any party in exercising any right, power or privilege hereunder shall not operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

Section 2.08.	[Intentionally Omitted].

Section 2.09	Arbitration.  The parties agree that
any dispute arising out of or relating to this Agreement or the breach, termination or validity hereof shall be finally settled by arbitration conducted expeditiously in accordance with the Arbitration Rules and Procedures of J.A.M.S./ENDISPUTE as in effect from time to time, which arbitration proceeding shall be conducted in Boston, Massachusetts. Judgment upon the award entered by the arbitrator(s) may be entered by any court having jurisdiction thereof. Each party shall bear its own expenses with respect to such proceeding.

IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed as of the date set forth above.


                                 SERVICEMASTER MANAGEMENT SERVICES L.P.

                                 By:	SERVICEMASTER MANAGEMENT 	CORPORATION
                                     Its Managing General Partner

                                 By:	__________________________________

                                 Name:
                                 Title:





                                 DAKA INTERNATIONAL, INC.

                                 By:	___________________________________

                                 Name:
                                 Title: